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                      July 18, 2023

       Carl Stanton
       Chief Executive Officer
       Focus Impact Acquisition Corp.
       250 Park Avenue, Ste 911
       New York, NY 10177

                                                        Re: Focus Impact
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed April 6, 2023
                                                            File No. 001-40977

       Dear Carl Stanton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation